                                 EXHIBIT 3 (iii)
                     Amendment to Articles of Incorporation

        Article IV, Section 1., of the Articles of Incorporation of DIVERSIFIED
RESOURCES GROUP, INC., a Utah corporation (the "Corporation"), are hereby further amended and restated in their entirety to read as follows:

                           ARTICLE IV - CAPITAL STOCK

                Section 1. Authorized Shares. The aggregate number of shares of capital stock authorized to be issued by the Corporation is 101,000,000, divided into two classes. The designation of each class, the number of shares of each class, and the par value of the shares of each class, are as set forth herein.

                                            Number                  Par Value
         Class                              of Shares               Per Share

         Common Shares                      100,000,000             $0.005
         Preferred Shares                   1,000,000               $0.10

The foregoing amendment ("Amendment") was adopted and approved by the written consent, dated and effective the 17th day of September, 2001, of the holders of more than a majority of the Corporation's 46,884,753 shares of $0.01 (one mill)
par value voting Common Stock then outstanding in accordance with the provisions of the Utah Revised Business Corporation Act. The holders of the 25,696,227 shares of $0.001 (one mill) par value Common Stock were the only voting group entitled to vote on the Amendment, and each of these shares was entitled to one vote. The total number of undisputed votes cast for the Amendment by this voting group was 25,696,227 and the number of votes cast for the Amendment by such voting group was sufficient for approval by that group.

IN WITNESS WHEREOF, these Articles of Amendment are executed on the 17th day of
September, 2001.

Effective 5:00 O'clock
p.m. on September 17, 2001.

                                                     By:/s/Matthew A. Veal
                                                        Matthew A. Veal
                                                        Secretary